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                                                                   EXHIBIT 10.18

                                     MONDAY

                       SENIOR EXECUTIVE SERVICE AGREEMENT

         This Service Agreement, dated as of June __, 2002 (as amended from time to time, this "AGREEMENT") between PricewaterhouseCoopers Consulting (UK) Limited, a subsidiary of BermudaCo (as defined below) (together with its successors and assigns, the "EMPLOYER"), and David V. Dockray.

                                R E C I T A L S :

         In connection with the worldwide reorganization of the business and operations of PricewaterhouseCoopers Consulting ("MONDAY") into a unified holding company structure with Monday Ltd ("BERMUDACO") as the top-tier holding company and Monday SCA ("LUXCO") as the second-tier holding company, the Employer and you acknowledge and agree:

         1. Generally.

                  (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Employer hereby employs you and you hereby accept employment with the Employer.

                  (b) Term of Employment. Except as otherwise provided in
         Section 5, the Employer will employ you for the period commencing on the Commencement Date (as defined below) and ending on the third anniversary of the Commencement Date; provided that your employment will thereafter continue for an indefinite period, subject to the terms of this Agreement, unless either party terminates such employment pursuant to Section 5. For the avoidance of doubt, this Agreement will be conditional on the closing of the IPO and, in any case, will only become effective and enforceable as of the Commencement Date. Notwithstanding the foregoing, this Agreement may be terminated by the Employer or you as described further in Section 5.

         2. Compensation.

                  (a) Compensation. As the Managing Partner of Monday's EMEA Theatre, you will receive compensation in accordance with the policies of the Employer. Such policies will themselves be in accordance with the policies of BermudaCo and its affiliates. Notwithstanding the foregoing, while you remain employed by the Employer hereunder, you will be entitled to receive a base salary of not less than $675,000 per annum (which will be paid in pounds sterling or such other currency used in the United Kingdom) and a target annual bonus opportunity of not less than one-third of base salary. In addition, you will be eligible for periodic
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         grants of equity based awards in accordance with the equity compensation plans of BermudaCo, as such plans exist from time to time.

                  (b) Withholding. Any amounts due to you under this Agreement will be subject to any deduction or withholding authorized or required by applicable law or authorized by you.

                  (c) Offset. To the extent permitted by applicable law, the Employer may, in its sole discretion, offset from any amounts due to you under this Agreement an amount sufficient to satisfy any obligation that you owe to the Employer, BermudaCo or their affiliates.

         3. Benefits; Expense Reimbursement. You will be invited to participate in all incentive, welfare, fringe, retirement and other employee benefit plans and arrangements maintained by the Employer or its affiliates for Monday's similarly situated partners. The Employer and such affiliates reserve the right to establish, terminate, amend, substitute, suspend or otherwise modify any such plan or arrangement, subject to any contractual rights accrued by you and subject to the requirements of any applicable law. In addition, the Employer will reimburse you for appropriately documented, reasonable expenses you incur in connection with and while working on Employer business, in accordance with its normal business expense reimbursement policies then in effect.

         4. Duties and Responsibilities. You agree that you will devote substantially all of your working time and attention to the performance of your duties as required, and will not, without the prior written consent of the Employer, engage, directly or indirectly, in any other employment, business or professional activity for compensation, profit or financial gain. You also agree that you will obtain the written consent of the Chief Executive Officer of BermudaCo prior to assuming any paid or unpaid directorships, other than for non-client charitable, civic, educational, social or other similar nonprofit organizations where your activities will not conflict with the Employer's policies as may be in effect from time to time.

         5. Termination of Employment.

                  (a) Termination by the Employer.

                           (i) This Agreement may be terminated at any time by
                  the Employer by giving at least 12 months written notice to you; provided that no such termination will be effective unless it has been initiated or authorized by the Chief Executive Officer of BermudaCo. The Employer, in its sole discretion, may (x) require you to use any accrued but unused vacation time during any such notice period (in which case any vacation time that remains

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                  unused (up to 3 months) will be paid out in cash) or (y) pay out any accrued but unused vacation time in cash. For the avoidance of doubt, any vacation time that is required to be used or is paid out in cash will be limited to 3 months, and any excess vacation time will be forfeited without payment.

                           (ii) If your employment is terminated by the Employer
                  for reasons other than for Cause (as defined below), you will be entitled to continue to receive from the Employer for the Relevant Period (as defined below): (x) continued payment of the sum of (A) your monthly base salary as in effect at the time of such termination plus (B) the product of your target annual bonus opportunity for the fiscal year in which such termination occurs multiplied by one-twelfth (such sum, your "REFERENCE COMPENSATION") each month and (y) continued benefits under any health and welfare employee benefit plans of the Employer or its affiliates in which you participated at the date of such termination. The "RELEVANT PERIOD" means 18 months less any period of notice given to you by the Employer under Section 5(a)(i). Any payment under Section 5(a)(ii)(x) shall commence on the closest payroll date after the effective date of your termination. Any such payment and provision of benefits to you under this Section 5(a)(ii) (less any deduction which the Employer may be required to make, including, without limitation, in respect of income tax) shall be accepted by you in full and final settlement of all claims which you may have against the Employer, BermudaCo or any of their affiliates. Notwithstanding the foregoing, any further payment or provision of benefits to you under this Section 5(a)(ii) will immediately cease and be no longer due if you breach any of the provisions of Sections 6 or 8. In addition, any unvested equity awards that have been granted to you prior to such date of termination will become fully vested and exercisable, and any restrictions applicable to any such award (other than any transfer restrictions imposed by the Voting Agreement, as defined below) will automatically lapse. Further, you will be entitled to the use of outplacement services for a reasonable period of time following such termination. The cost for such services will not exceed $25,000 (as converted into pounds sterling or such other currency used in the United Kingdom) and the provider of such services will be mutually and reasonably agreed upon prior to such use.

                           (iii) For the purposes of this Agreement, a
                  termination of your employment by the Employer for reasons other than

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                  Cause shall include, without limitation, a voluntary
                  termination by you of your employment for Good Reason (as defined below).

                           (iv) In the event it shall be determined that any
                  payment by or benefit from BermudaCo or its affiliates to you or for your benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the "CIC PAYMENT"), would be subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE"), or any similar provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "EXCISE TAX"), you will be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount determined by BermudaCo's outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that if the aggregate value of the CIC Payment is less than 115% of the product of three times your "base amount" (as defined in Section 280G(b)(3) of the Code) (such product, the "GOLDEN PARACHUTE THRESHOLD"), then you shall not be entitled to any Gross-Up Payment and, instead, the CIC Payment shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold.

                  (b) Termination by You. This Agreement may be terminated at any time by you by giving written notice to the Employer; provided that if you terminate your employment for any reason other than as a result of your death or Disability (as defined below) or other than as provided in Section 5(a)(iii), you will give at least 12 months prior written notice to the Employer. The notice from you is intended to be for the benefit of the Employer, and you agree that the Employer may accept your notice in whole or in part without any further obligation. The Employer, in its sole discretion, may require you to use any accrued but unused vacation time (up to 3 months) during the notice period, and any vacation time that remains unused will be forfeited without payment. You further agree that, you will promptly (and, in any case, prior to your departure) provide the Employer with the name of your subsequent employer or other professional affiliation and the position you intend to assume. In addition, you will forfeit any unvested equity awards that have been granted to you prior to such date of termination, unless your termination is for Good Reason.


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                  (c) Any payment or provision of benefits under this Section 5 shall be conditioned, to the extent permitted by applicable law, upon your execution of a release and waiver of claims in favor of and in form satisfactory to the Employer.

         6. Confidential and Proprietary Information.

                  (a) Confidential Information. At all times during your employment with the Employer or its affiliates and thereafter, you will hold in strictest confidence and not without prior written authorization of BermudaCo:

                           (i) Use for your own benefit or for the benefit of
                  any other person, firm, corporation or any other organization or entity, including any representative or agent of the foregoing;

                           (ii) Disclose to any person, firm, corporation or any
                  other organization or entity or in any medium or forum (including, without limitation, the media and any Internet chat rooms or other websites), including any representative or agent of the foregoing; or

                           (iii) Through any failure to exercise due care and
                  diligence cause or permit any such disclosure of

any Confidential Information (as defined below). Because Confidential Information is extremely valuable, BermudaCo and its affiliates take measures to maintain its confidentiality and guard its secrecy. Confidential Information may be copied, disclosed or used by you during your employment only as necessary to carry out Employer business and, where applicable, only as required or authorized under the terms of any agreements between BermudaCo and its affiliates and their clients, licensors and suppliers. You agree not to take or keep any Confidential Information when you leave BermudaCo and its affiliates. If you are ever asked to disclose any information or materials that are subject to these confidentiality restrictions, pursuant to legal process or otherwise, you must contact the Employer or the Office of General Counsel (and, if the disclosure is not pursuant to legal process, you must seek the Office of General Counsel's written consent) prior to any such disclosure. These confidentiality restrictions are permanent and do not lapse or cease upon your departure from BermudaCo and its affiliates.

                  (b) Third-Party Information. You recognize that BermudaCo and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential

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         or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other organization or to use it, except as necessary to carry out Employer business and, where applicable, only as required or authorized under the terms of any agreement between BermudaCo or its affiliates and such third party.

         7. Insider Information.

         You are prohibited from using or sharing information not publicly disclosed, which you obtain during the course of your work for the Employer, for your personal gain or advantage in securities transactions, or for the personal gain or advantage of anyone with whom you improperly share this information. This restriction applies to such information related to any company, and not just the clients (and their affiliates) of BermudaCo and its affiliates.

         8. Non-Competition; Non-Solicitation; No-Hire.

                  (a) In this Section 8:

                           (i) "COMPETING BUSINESS" means any business in
                  Monday's EMEA Theatre which competes or which proposes to compete with or which owns or controls a majority interest in any entity that competes or intends to compete with any business carried on at the Date of Termination by the Employer, BermudaCo or their affiliates, including, without limitation, the entities set forth in Appendix B to your Non-Competition and Indemnification Agreement (as defined below) and such other entities as may be notified to you from time to time.

                           (ii) "DATE OF TERMINATION" means the date on which
                  your employment with the Employer terminates.

                           (iii) "PERSON" means any person, firm, corporation or
                  any other organization or entity.

                           (iv) "RESTRICTED GOODS OR SERVICES" means goods or
                  services of the same type as or similar to any goods or services supplied by the Employer, BermudaCo or their affiliates at the Date of Termination.

                           (v) Any references to acting "DIRECTLY OR INDIRECTLY"
                  include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.


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                  (b) Until the expiration of 12 months from the Date of
         Termination you will not directly or indirectly:

                           (i) Carry on or be interested in a competing business
                  save that you may hold for investment up to 3% of any class of securities quoted or dealt in on a recognized stock exchange and up to 20% of any class of securities not so quoted or dealt; or

                           (ii) Act as a consultant or employee or officer in
                  any executive, sales, marketing, research or technical support capacity in or for a competing business save that you shall be free to act as a consultant or employee or officer in or for any such business so far as your duties or work shall relate exclusively to work of a kind or nature with which you were not concerned to any extent (other than de minimis) at any time during the 12 months up to and including the Date of Termination.

                  (c) Until the expiration of 12 months from the Date of Termination you will not directly or indirectly:

                           (i) Solicit, canvass or approach or endeavor to
                  solicit, canvass or approach any person:

                                    (A) Who to your knowledge was provided with
                           goods or services by the Employer, BermudaCo or their affiliates at any time during the 12 months up to and including the Date of Termination; or

                                    (B) Who to your knowledge was negotiating
                           with the Employer, BermudaCo or their affiliates for the supply of goods or services at any time during the 12 months up to and including the Date of Termination;

         for the purpose of offering to that person restricted goods or services;

                           (ii) Supply restricted goods or services to any
                  person who to your knowledge was provided with goods or services by the Employer, BermudaCo or their affiliates or who to your knowledge was negotiating with the Employer, BermudaCo or their affiliates for the supply of goods or services at any time during the 12 months up to and including the Date of Termination; or

                           (iii) Solicit or entice away or endeavor to solicit
                  or entice away from the Employer, BermudaCo or their affiliates any

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                  person employed by or acting as consultant to the Employer or any affiliate of the Employer in an executive, sales, marketing, research or technical support capacity at the Date of Termination with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to the same field of work.

                  (d) After the Date of Termination (for whatever reason and howsoever caused) you will not represent yourself or permit yourself to be held out as being in any way connected with or interested in the business of the Employer, BermudaCo or their affiliates.

                  (e) Each of the restrictions in Sections 8(b)(i), 8(b)(ii), 8(c)(i)(A), 8(c)(i)(B), 8(c)(ii), 8(c)(iii) and 8(d) (including the definitions in Section 8(a)) are separate and severable and in the event of any such restriction being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

                  (f) The restrictions entered into by you in Section 8 are given to the Employer for itself and as trustee for each and any affiliate of the Employer and you agree that you will at the request and cost of the Employer enter into a further agreement with any such company whereby you will accept restrictions corresponding to the restrictions in this Agreement (or such of them as that company in its discretion shall deem appropriate). The Employer declares that insofar as these restrictions relate to such affiliates it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Employer shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

                  (g) The Partners Committee (as defined in the Voting Agreement) may, at its absolute discretion, elect to waive all or any of the provisions contained in Section 8 above; provided, however, that the Partners Committee must first obtain the written consent to such waiver of the Chief Executive Officer of BermudaCo (or his or her designee), who may grant or withhold such consent in his or her sole and absolute discretion.

                  (h) Remedies Upon Breach. You acknowledge that you are subject to the remedy provisions of Section 3.02 of the Non-Competition and Indemnification Agreement, to the extent applicable, if you were to breach any provision of this Section 8.


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                  (i) Non-Application. The provisions of this Section 8 shall not apply if your employment is terminated by the Employer for reasons other than for Cause within 12 months following a Change in Control (as defined below) or if you voluntarily terminate your employment for Good Reason.

         9. Minimum Ownership Guidelines. You agree to abide by all mandatory minimum ownership guidelines with respect to LuxCo shares and/or BermudaCo shares, to be established from time to time by the Employer.

         10. Data Privacy.

                  (a) In this Section 10:

                           (i) "PERSONAL DATA" means data which relates to you
                  from which data itself or from which data and other information which is in the possession of, or is likely to come into the possession of, the Employer (or any data processor instructed by the Employer) you can be identified. Such data includes any expression of opinion about you and any indication of the intentions of the Employer or any other person in respect of you.

                           (ii) "PROCESSING" means obtaining, recording or
                  holding information or data (in hard copy and computer readable form) or carrying out an operation or set of operations on such information or data, including organizing, adapting or altering the information or data, retrieving, consulting or using the information or data, disclosing the information or data by transmission, dissemination or otherwise making it available, or aligning, combining, blocking, erasing or destroying the information or data.

                           (iii) "SENSITIVE PERSONAL DATA" means personal data
                  consisting of information as to: your racial or ethnic origin, your political beliefs, your religious beliefs or other beliefs of a similar nature, whether you are a member of a trade union (within the meaning of the Trade Union and Labour Relations (Consolidation) Act 1992), your physical or mental health or condition, your sexual life, the commission by you of any offence, or any proceedings for any offence committed or alleged to have been committed by you, the disposal of such proceedings or the sentence of any court in such proceedings.

                  (b) Personal data (including sensitive personal data) provided by your and relating to you and to your employment with the Employer


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         will be processed in accordance with the principles of the applicable data protection legislation including the Data Protection Act 1998.

                  (c) Personal data about you will only be used for lawful and fair purposes. It will only be processed to fulfill the obligations of the Employer to you under this Agreement and/or for other purposes relating to or which may become related to your employment. Such processing will principally be for personnel, administrative, financial, regulatory or payroll purposes.

                  (d) You agree that personal data relating to you or to your employment with the Employer may to the extent that is reasonably necessary in connection with your employment or the business of the
         Employer:

                           (i) Be collected and held (in hard copy and computer
                  readable form) and processed by the Employer; and

                           (ii) Be disclosed or transferred to affiliates of the
                  Employer and BermudaCo and their respective employees.

         This will include the disclosure of certain relevant data about employees to entities which provide benefits or services to employees of the Employer or the Employer. The identities of the relevant third parties can be requested from the Employer.

                  (e) You further agree that the Employer may lawfully and fairly process sensitive personal data.

                  (f) Your consent to the transfer and disclosure of personal data shall apply regardless of the country to which the data is to be transferred. Where data is transferred outside of the European Economic Area, the Employer shall take reasonable steps to ensure your rights and freedoms in relation to the processing of the relevant personal data are adequately protected.

                  (g) You are responsible for ensuring that any personal data which you may use or access during your employment is kept secure from unauthorized access or disclosure.

                  (h) Where you use the services of a third party for the performance of your duties to the Employer, you agree to take all reasonable steps to ensure that the third party complies with the above requirements of the Data Protection Act 1998.


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                  (i) You agree to notify the Secretary of the Employer of any actual or suspected breach of the above requirements which comes to your attention.

                  (j) The Employer will take all reasonable steps to ensure that personal data held about an employee is complete, accurate, up to date and not held for longer than necessary for the purposes for which it was collected. However, you are responsible for informing the Employer of any changes to your personal data, including without limitation, name, address, marital status, contact details, qualifications and next of kin.

         11. Assignability. You may not assign any of your rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer's successors and assigns and your legal representatives. Without limiting the generality of the foregoing, the Employer may assign its rights and delegate its duties under this Agreement in whole or in part to any affiliate of the Employer or to any transferee of all or a portion of the assets or business to which this Agreement relates.

         12. Severability. In addition to the provisions of Section 8(e), if any term or condition set forth in this Agreement is found by a court to be unenforceable, then the remaining terms and conditions will remain in full force and effect. Terms and conditions found to be unenforceable, if any, will be modified by the court to conform to a provision that most closely expresses the intent of the unenforceable term or condition.

         13. Applicable Law; Dispute Resolution.

                  (a) This Agreement is governed by the laws of England and Wales regardless of your practice location and irrespective of the principles of conflicts of law.

                  (b) Each party irrevocably agrees for the benefit of the Employer that the Courts of England shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

                  (c) Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

                  (d) The submission to the jurisdiction of the Courts of England shall not (and shall not be construed so as to) limit the right of the Employer to bring legal proceedings in any other court of competent

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         jurisdiction including without limitation the courts having jurisdiction by reason of either party's domicile. Legal proceedings by the Employer in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction, whether by way of substantive action, ancillary relief, enforcement or otherwise.

                  (e) Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left in your case at your last known residence in the United Kingdom and in the case of the Employer at its registered office and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Section 15.

         14. Representations.

                  (a) You acknowledge that you have not relied on any representations or statements, whether oral or written, regarding your employment with the Employer, other than as contained in this Agreement.

                  (b) You acknowledge that you have executed or will promptly execute a non-competition and indemnification agreement attached as Exhibit A (the "NON-COMPETITION AND INDEMNIFICATION AGREEMENT"), a voting agreement attached as Exhibit B ("VOTING AGREEMENT") and an intellectual property agreement attached as Exhibit C ("INTELLECTUAL PROPERTY AGREEMENT"), and agree that the terms of all such agreements are incorporated by reference in this Agreement and remain in full force and effect to the extent permitted by applicable law.

                  (c) In accepting employment with the Employer, you represent that you have not taken, and will not take in connection with such employment, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others.

         15. Notices. Any communication, demand or notice to be given under this Agreement will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by facsimile to a party at its address as indicated below:


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         If to you,

                  David V. Dockray
                  PricewaterhouseCoopers Consulting (UK) Limited
                  Facsimile: 0207 804 6212
                  Attention: Office of General Counsel
                  (or, if different, the then-current principal business address of the duly appointed Office of General Counsel in the United Kingdom)

         If to the Employer,

                  PricewaterhouseCoopers Consulting (UK) Limited
                  Facsimile: 0207 804 6212
                  Attention: Office of General Counsel
                  (or, if different, the then-current principal business address of the duly appointed Office of General Counsel in the United Kingdom)

                  with a copy to:

                  Monday Ltd
                  11 Madison Avenue
                  New York, New York   10010
                  U.S.A.
                  Facsimile: 646-598-4809
                  Attention: General Counsel
                  (or, if different, the then-current principal business address of the duly appointed General Counsel of BermudaCo)

                  and

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  U.S.A.
                  Facsimile: 212-450-3800
                  Attention: Jeffrey Small, Esq.

Unless otherwise provided to the contrary in this Agreement, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by facsimile or electronic mail.

         16. Entire Agreement; Modifications. You acknowledge that this Agreement (together with the Intellectual Property Agreement) contains the entire agreement between the parties with respect to the subject matter in this Agreement (and therein), supersedes all prior oral or written agreements or


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understandings with the Employer and its affiliates (and their predecessors, including PricewaterhouseCoopers United Kingdom Firm) (including the service agreement dated as of April 30, 2002 between the Employer and you) and may be modified only by a writing signed by the Employer.

         17. Definitions.

                  (a) "CAUSE" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any criminal offense, or entry of a plea of guilty to or failure to contend any charge of committing a criminal offense (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of BermudaCo or its affiliates; (iv) material failure to adhere to the Employer's corporate codes, policies or procedures; (v) a breach of any covenant in this Agreement or the Non-Competition and Indemnification Agreement, the Voting Agreement or the Intellectual Property Agreement, or a material breach of any other provision of this Agreement, in any case if the breach is not cured to the Employer's satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured); or
         (vi) violation of any statutory, contractual or common law duty or obligation to the Employer, including without limitation the duty of loyalty.

                  (b) "CHANGE IN CONTROL" means the first to occur of:

                           (i) an individual, corporation, partnership, group,
                  association or other entity or person, other than BermudaCo or any employee benefit plan(s) sponsored by BermudaCo or its affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the combined voting power of BermudaCo's outstanding securities ordinarily having the right to vote at elections of directors;

                           (ii) individuals who constitute the Board of
                  Directors (or analogous body) of BermudaCo (the "BOARD") as of the date of the IPO (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority thereof; provided that any Approved Director (as defined below) shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An "APPROVED DIRECTOR" means any person becoming a director subsequent to the date of the IPO whose election, or nomination for election by BermudaCo's

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
                  shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of BermudaCo, in which such person is named as nominee of BermudaCo, for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual corporation, partnership, group, association or other entity or person, other than the Board;

                           (iii) the consummation of the transactions
                  contemplated by a plan or agreement providing (A) for an amalgamation, merger or consolidation of BermudaCo, other than with a wholly-owned subsidiary and other than an amalgamation, merger or consolidation that would result in the voting securities of BermudaCo outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of BermudaCo or such surviving entity outstanding immediately after such merger or consolidation, or
                  (B) for a sale, exchange or other disposition of all or substantially all of the assets of BermudaCo; provided that if any of the transactions enumerated in this subsection (iii) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of the Plan (and if no such determination is made, the date on which the transaction in question is closed); or

                           (iv) the approval by the shareholders of BermudaCo of
                  a complete liquidation or dissolution of BermudaCo.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred with respect to you if you are part of the purchasing group that consummates the Change in Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing entity or group (except for: (x) passive ownership of less than 1% of the shares of the purchasing entity; or (y) ownership or equity participation in the purchasing entity or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the directors who are not such participants).

                  (c) "COMMENCEMENT DATE" means the later of the closing date of the transactions contemplated by the Non-Competition and Indemnification Agreement or the closing date of the IPO.

                  (d) "CONFIDENTIAL INFORMATION" means, with respect to BermudaCo and its affiliates, any non-public information regarding BermudaCo and its affiliates and any proprietary information, technical data, trade secrets and know-how (including, without limitation, research, product plans, products, services, customer lists and customers), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, employee data and any other information relating to employees, memoranda and other materials prepared for internal purposes, Lotus Notes and any other business information disclosed to you by BermudaCo or its affiliates either directly or indirectly in writing, orally or by drawings or observation. You further understand that "CONFIDENTIAL INFORMATION" will not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

                  (e) "DISABILITY" means your becoming entitled to receive benefits under the Employer's long-term disability plan applicable to you as may be in effect from time to time (or if there is no such plan, your inability to perform in all material respects your duties and responsibilities under this Agreement for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period by reason of a physical or mental incapacity). Any determination regarding "DISABILITY" made by the Employer will be final and conclusive for all purposes of this Agreement.

                  (f) "GOOD REASON" means (i) at any time, a material breach by the Employer of its contractual obligations to you under this Agreement or under any material employee benefit plan of the Employer or its affiliates in which you participate or (ii) within 12 months following a Change in Control, a reduction in your compensation, a material diminution in your position and responsibilities or a relocation of your office without your consent (resulting in a commute that would exceed your then-current commute), in each case as compared to your situation immediately prior to such Change in Control.

                  (g) "IPO" means the initial public offering of the Class A common shares of BermudaCo.

         18. Headings. Section headings are used herein for convenience of reference and shall not affect the meaning of any provision of this Agreement.

         19. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed and delivered on the date first above written.

                                        PRICEWATEROUSECOOPERS
                                          CONSULTING (UK) LIMITED

                                        ________________________________________
                                        By:
                                        Title:





ACCEPTED AND AGREED

Name:  David V. Dockray

Signature: ___________________________